Consent of Independent Auditors
The Shareholders
Carrier to Carrier Telecom B.V.:
We consent to the incorporation by reference in the registration statements (No. 333-70527, No. 333-112351, No. 333-138915 and No. 333-163682) on Form S-8 of Globecomm Systems Inc. of our report dated May 21, 2010, with respect to the balance sheet of Carrier to Carrier Telecom B.V. as of December 31, 2009 and the related profit and loss account for the year then ended, which report appears in Form 8-K/A of Globecomm Systems Inc. dated May 21, 2010.
/s/ KPMG ACCOUNTANTS N.V.
Amstelveen, the Netherlands
May 21, 2010